DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), March 31, 2000 AND DECEMBER 31, 1999

                               March 31,          December 31,
                                 2000                1999
ASSETS

CASH AND CASH EQUIVALENTS      $ 734,027         $  559,869
PROPERTY,NET                   3,071,482          3,176,287
OTHER ASSETS                      60,381             60,379

TOTAL                         $3,865,890         $3,796,535

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                     $380,767           $367,509

PARTNERS' EQUITY (DEFICIT):
General Partners                 (58,435)           (58,996)
Limited Partners               3,543,558          3,488,022

     Total partners' equity    3,485,123          3,429,026

TOTAL                         $3,865,890         $3,796,535

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 2000 AND 1999

                                March 31,         March 31,
                                  2000               1999
REVENUES:
Rental Income                   $753,692           $698,590
Interest                           2,465              2,378
     Total revenue               756,157            700,968

EXPENSES:
Operating                        349,953            334,156
General and administrative        80,187             76,205
     Total expenses              430,140            410,361

NET INCOME                      $326,017           $290,607

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $322,757           $287,701
    General partners               3,260              2,906

TOTAL                           $326,017           $290,607

NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $13.59             $12.11

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 2000 AND 1999

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL



BALANCE AT JANUARY 1, 1999      ($55,794)     $3,805,019   $3,749,225

NET INCOME                         2,906         287,701      290,607
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)

BALANCE AT MARCH 31, 1999       ($55,587)     $3,825,499   $3,769,912

BALANCE AT JANUARY 1, 2000      ($58,996)     $3,488,022   $3,429,026

NET INCOME                         3,260         322,757      326,017
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)

BALANCE AT MARCH 31, 2000       ($58,435)     $3,543,558   $3,485,123


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                      March 31,          March 31,
                                        2000               1999

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 326,017        $ 290,607
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        104,805          104,805
  Changes in assets and liabilities:
     Increase in other assets                 (2)               0
     Increase in liabilities              13,258           10,501
Net cash provided by operating
  activities                             444,078          405,913

CASH FLOWS FROM INVESTING ACTIVITIES-
     Additions to property                     0          (19,303)

CASH FLOWS FROM FINANCING ACTIVITIES-
     Distributions to partners          (269,920)        (269,920)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        174,158          116,690

CASH AND CASH EQUIVALENTS:
At beginning of period                   559,869          546,110
At end of period                       $ 734,027        $ 662,800

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 2000, and for the periods ended March 31, 2000 and 1999, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at March 31, 2000, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,429,963
        Furniture and Equipment               35,185
        Total                             10,287,266
        Less: Accumulated Depreciation   ( 7,215,784)
        Property - Net                   $ 3,071,482


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.